Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-140219 on Form S-4 of Intelsat Corporation (formerly known as PanAmSat Corporation) of our report dated March 10, 2006 (May 30, 2006 as to Note 20 and June 19, 2006 as to Note 21) related to the consolidated financial statements of PanAmSat Corporation as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in the prospectus, which is part of this Registration Statement, and to the references to us under the headings “Selected Historical Consolidated Financial Data” and “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Stamford, CT

February 7, 2007